Exhibit 99.1

News

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ 07645

For financial questions, call William J. Moss

Vice President, Treasurer

(201) 571-4019

For non-financial questions, call Richard P. De Santa

Vice President, Corporate Affairs

(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES

RESULTS FOR THIRD QUARTER ENDED NOVEMBER 29, 2003

Company reports positive comparable store sales of 1.2% in the third quarter

MONTVALE, NJ – January 9, 2004 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol:GAP) announced unaudited fiscal 2003 third quarter and year to date results for the 12 and 40 weeks ended November 29, 2003.

Sales for the third quarter were $2.5 billion, compared with $2.3 billion in the third quarter of fiscal 2002. Comparable store sales increased 1.2% vs. year-ago. The loss for the third quarter was $0.65 per share, compared with a loss of $0.77 in the prior year.

Focusing on continuing operations, during the third quarter, the Company recorded an impairment charge of $60 million pertaining to goodwill and other long-lived assets in its Farmer Jack operations. Excluding this charge, results from continuing operations for the quarter were a pretax loss of $41 million or $0.32 per share as compared to a pretax loss of $41 million or $1.12 per share for the same period of the prior year. EBITDA for the third quarter of fiscal 2003, based on earnings from continuing operations excluding adjustments (“ongoing operating earnings”), was $39 million compared to $36 million in the prior year’s third quarter.

The increase in earnings per share is due to the recognition of $34 million of U.S. tax benefits in continuing operations in the current quarter as compared to $2 million of U.S. tax benefits recognized in the comparable period of the prior year. These tax benefits are completely offset by tax expense recognized in discontinued operations, as the Company has a full valuation allowance for U.S. tax purposes. Reconciliation details of ongoing operating earnings for the third quarters of fiscal years 2003 and 2002 to reported earnings can be found on schedules 2 and 4 of this release.

Further charges are anticipated from the ongoing turnaround and restructuring effort in the Farmer Jack operations, which will include the closure, sale or conversion of stores.

In accordance with GAAP, these additional charges, presently expected not to exceed $75 million, will be recognized in the next two quarters.

The current quarter’s results from discontinued operations of $1.23 per share include a pretax gain of $75 million from the sale of the Company’s Eight O’Clock coffee division and other pretax benefits of $7 million primarily from favorable asset disposals of businesses closed earlier this year offset by $34 million of income tax expense.

Sales for the 40 weeks year to date were $8.1 billion versus $7.7 billion in fiscal year 2002. Year to date comparable store sales increased 0.7%. The net loss per share was $2.30 for fiscal 2003 year to date, compared with a loss of $4.48 for 2002. Excluding certain nonrecurring adjustments as detailed on Schedules 3 and 5, the ongoing operating loss per share was $2.47 for 2003 compared with a loss of $1.33 per share last year.

EBITDA for 2003 year to date, based on ongoing operating earnings as shown on Schedule 5 of this release, was $146 million compared to $192 million in the prior year.

Christian Haub, Chairman of the Board, President & Chief Executive Officer, said, “I am encouraged by our third quarter progress, which included continued solid performance in Canada, ongoing improvement in the U.S. and the completion of important corporate initiatives to secure the Company’s financial health.

“A&P Canada delivered positive sales and earnings, despite the softer Canadian economy and increased competition. The turnaround of A&P U.S. gained momentum, with comparable store sales increasing steadily as the quarter progressed. In addition, the new contract negotiated with the union representing most of our Farmer Jack associates in Michigan, and the imminent closure, sale or conversion of stores in that market, will contribute to the ongoing resurgence of that business.

“The sale of the Eight O’Clock coffee division in November successfully concluded our previously announced asset divestiture program, which in total generated approximately $285 million in proceeds to the Company. Finally, the new revolving credit facility we put in place in December has further strengthened our liquidity and increased our operating flexibility.

“I wish to thank the management and associates of our Corporate, Canadian and U.S. teams for their hard work and dedication to the initiatives driving our turnaround. Going forward, we will continue to improve store performance, reduce costs and take decisive action necessary to restore profitability,” Mr. Haub said.

Founded in 1859, A&P was one of the nation’s first supermarket chains, and is today among North America’s largest. The Company operates 645 stores in 10 states, the District of Columbia and Ontario, Canada under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center, Dominion, The Barn Markets, Food Basics and Ultra Food & Drug. The Company invites investors to listen to an audio Webcast of its quarterly discussion of earnings by accessing a link on the “Investor Relations” page of its Website, www.aptea.com. The live broadcast is on Friday, January 9, 2004 at 11 AM Eastern Time, with replays available from the afternoon of January 9 through February 9.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measures “ongoing operating earnings” and “ongoing operating loss” to reflect what the Company’s earnings would have been excluding certain identified major items, which we believe are of a non-operating or one-time nature. These items are reconciled to reported earnings on Schedules 4 and 5 of this release. We use the non-GAAP measure “EBITDA” to reflect a measure that we believe is of interest to investors. EBITDA is reconciled to Net Cash provided by Operating Activities on Schedules 4 and 5 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

###

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1—GAAP Earnings for the 12 and 40 weeks ended November 29, 2003 and November 30, 2002

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended		40 Weeks Ended
	November 29, 2003	November 30, 2002	November 29, 2003	November 30, 2002
Sales (1)	$2,465,295	$2,310,775	$8,112,825	$7,731,733
Cost of merchandise sold (2)	(1,809,234)	(1,666,823)	(5,918,669)	(5,546,634)

Gross margin	656,061	643,952	2,194,156	2,185,099
Store operating, general and administrative expense (2) (3) (4)	(740,493)	(655,232)	(2,311,960)	(2,178,772)

(Loss) income from operations	(84,432)	(11,280)	(117,804)	6,327
Interest expense	(18,383)	(19,816)	(61,212)	(66,208)
Interest income	1,384	1,231	5,296	6,295

Loss from continuing operations before income taxes (2)	(101,431)	(29,865)	(173,720)	(53,586)
Benefit from (provision for) income taxes (5)	28,773	(1,999)	23,625	(124,750)

Loss from continuing operations (2)	(72,658)	(31,864)	(150,095)	(178,336)
Discontinued operations: (6)
Income (loss) from operations of discontinued businesses, net of tax	286	2,132	(32,923)	5,795
Gain on disposal of discontinued operations, net of tax	47,270	—	94,506	—

Income from discontinued operations	47,556	2,132	61,583	5,795

Net loss	$(25,102)	$(29,732)	$(88,512)	$(172,541)

Net (loss) income per share—basic and diluted: (2)
Continuing operations	$(1.89)	$(0.83)	$(3.90)	$(4.63)
Discontinued operations	1.23	0.06	1.60	0.15

Net loss per share—basic and diluted	$(0.65)	$(0.77)	$(2.30)	$(4.48)

Weighted average common shares outstanding—basic	38,517,218	38,515,806	38,516,489	38,488,514

Weighted average common shares outstanding—diluted	38,517,218	38,515,806	38,516,489	38,488,514

Gross margin rate	26.61%	27.87%	27.05%	28.26%
Store operating, general and administrative expense rate	30.04%	28.36%	28.50%	28.18%
Number of stores operated at end of quarter	645	692	645	692

Number of franchised stores served at end of quarter	63	65	63	65

(1)	Included in sales for the 12 and 40 weeks ended November 29, 2003 were wholesale sales to franchisees of $187.2 million and $615.4 million, respectively, compared to $165.2 million and $546.5 million for the 12 and 40 weeks ended November 30, 2002, respectively.

(2)	Cost of merchandise sold and store operating, general and administrative expense for the 12 and 40 week periods ended November 30, 2002 and store operating, general and administrative expense for the 12 and 40 weeks ended November 29, 2003 include amounts related to the Company’s asset disposition initiative announced during the third quarter of fiscal 2001. These amounts are detailed on Schedules 2 and 3 attached.

(3)	During the 12 and 40 weeks ended November 29, 2003, the Company recorded $60.1 million in impairment charges relating to Farmer Jack’s long lived assets and goodwill. This amount was determined through internal analysis and an external valuation performed by an independent third party appraiser, primarily using the discounted cash flow approach.

(4)	During the 40 weeks ended November 30, 2002, the Company purchased in the open market $38 million of its 7.75% Notes due April 15, 2007. As a result, the Company recognized a pretax loss of $0.7 million ($0.4 million net of tax benefit of $0.3 million) during the 40 weeks ended November 30, 2002.

(5)	Provision for income taxes for the 12 and 40 week periods ended November 30, 2002 includes a charge to record a valuation allowance for the Company’s entire U.S. deferred tax asset as a result of an assessment of the likelihood of future recognition of such deferred tax assets.

(6)	In February and March 2003, the Company decided to sell its operations located in Northern New England, Madison and Milwaukee, Wisconsin as well as its Eight O’Clock Coffee business. In April 2003, the Company completed the sale of its stores in Northern New England and Madison, Wisconsin, generating proceeds of $137.6 million and resulting in a gain of $81.4 million ($47.2 million after tax). In November 2003, the Company completed the sale of its Eight O’Clock Coffee business, generating proceeds of $107.5 million and resulting in a gain of $75.1 million ($43.6 million after tax). In addition, during the third quarter of fiscal 2003, the Company sold several of the previously closed Kohl’s stores, generating proceeds of $10.4 million and a gain of $6.4 million ($3.7 million after tax).

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 2—Adjustments to GAAP Earnings for the 12 Weeks Ended November 29, 2003 and November 30, 2002

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended November 29, 2003			12 Weeks Ended November 30, 2002
	Asset Disposition Initiative	Goodwill / Long-Lived Asset Impairment	Total adjustments	Asset Disposition Initiative	Total adjustments
Sales	$—	$—	$—	$—	$—
Cost of merchandise sold	—	—	—	(243)	(243)

Gross margin	—	—	—	(243)	(243)
Store operating, general and administrative expense	124	(60,082)	(59,958)	11,371	11,371

Income (loss) from operations	124	(60,082)	(59,958)	11,128	11,128
Interest expense	—	—	—	—	—
Interest income	—	—	—	—	—

Income (loss) from continuing operations before income taxes	124	(60,082)	(59,958)	11,128	11,128
(Provision for) benefit from income taxes	(348)	—	(348)	4	4

(Loss) income from continuing operations	(224)	(60,082)	(60,306)	11,132	11,132
Discontinued operations:
(Loss) income from operations of discontinued businesses, net of tax	—	—	—	—	—
Gain on disposal of discontinued operations, net of tax	—	—	—	—	—

Income from discontinued operations	—	—	—	—	—

Net (loss) income	$(224)	$(60,082)	$(60,306)	$11,132	$11,132

Net (loss) income per share—basic and diluted:
Continuing operations	$(0.01)	$(1.56)	$(1.57)	$0.29	$0.29
Discontinued operations	—	—	—	—	—

Net (loss) income per share—basic and diluted	$(0.01)	$(1.56)	$(1.57)	$0.29	$0.29

Weighted average common shares outstanding—basic	38,517,218	38,517,218	38,517,218	38,515,806	38,515,806

Weighted average common shares outstanding—diluted	38,517,218	38,517,218	38,517,218	38,515,806	38,515,806

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 3—Adjustments to GAAP Earnings for the 40 Weeks Ended November 29, 2003 and November 30, 2002

(Unaudited)

(In thousands, except share amounts and store data)

	40 Weeks Ended November 29, 2003			40 Weeks Ended November 30, 2002
	Asset Disposition Initiative	Goodwill / Long-Lived Asset Impairment	Total adjustments	Asset Disposition Initiative	Loss on early extinguishment of debt	Deferred Tax Asset Valuation Allowance	Gain on proceeds from the demutualization of a mutual insurance company	Total adjustments
Sales	$—	$—	$—	$—	$—	$—	$—	$—
Cost of merchandise sold	—	—	—	(1,263)	—	—	—	(1,263)

Gross margin	—	—	—	(1,263)	—	—	—	(1,263)
Store operating, general and administrative expense	5,354	(60,082)	(54,728)	4,125	(684)	—	1,717	5,158

Income (loss) from operations	5,354	(60,082)	(54,728)	2,862	(684)	—	1,717	3,895
Interest expense	—	—	—	—	—	—	—	—
Interest income	—	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	5,354	(60,082)	(54,728)	2,862	(684)	—	1,717	3,895
(Provision for) benefit from income taxes	(348)	—	(348)	3,400	287	(133,962)	(721)	(130,996)

Income (loss) from continuing operations	5,006	(60,082)	(55,076)	6,262	(397)	(133,962)	996	(127,101)
Discontinued operations:
(Loss) income from operations of discontinued businesses, net of tax	—	—	—	—	—	—	—	—
Gain on disposal of discontinued operations, net of tax	—	—	—	—	—	—	—	—

Income from discontinued operations	—	—	—	—	—	—	—	—

Net income (loss)	$5,006	$(60,082)	$(55,076)	$6,262	$(397)	$(133,962)	$996	$(127,101)

Net income (loss) per share—basic and diluted:
Continuing operations	$0.13	$(1.56)	$(1.43)	$0.16	$(0.01)	$(3.48)	$0.03	$(3.30)
Discontinued operations	—	—	—	—	—	—	—	—

Net income (loss) per share—basic and diluted	$0.13	$(1.56)	$(1.43)	$0.16	$(0.01)	$(3.48)	$0.03	$(3.30)

Weighted average common shares outstanding—basic	38,516,489	38,516,489	38,516,489	38,488,514	38,488,514	38,488,514	38,488,514	38,488,514

Weighted average common shares outstanding—diluted	38,516,489	38,516,489	38,516,489	38,488,514	38,488,514	38,488,514	38,488,514	38,488,514

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 4—Adjustments to GAAP Earnings for the 12 Weeks Ended November 29, 2003 and November 30, 2002

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended November 29, 2003			12 Weeks Ended November 30, 2002
	GAAP Earnings	Adjustments to be (added) subtracted (See Schedule 2)	Earnings as Adjusted	GAAP Earnings	Adjustments to be (added) subtracted (See Schedule 2)	Earnings as Adjusted
Sales	$2,465,295	$—	$2,465,295	$2,310,775	$—	$2,310,775
Cost of merchandise sold	(1,809,234)	—	(1,809,234)	(1,666,823)	(243)	(1,666,580)

Gross margin	656,061	—	656,061	643,952	(243)	644,195
Store operating, general and administrative expense	(740,493)	(59,958)	(680,535)	(655,232)	11,371	(666,603)

(Loss) income from operations	(84,432)	(59,958)	(24,474)	(11,280)	11,128	(22,408)
Interest expense	(18,383)	—	(18,383)	(19,816)	—	(19,816)
Interest income	1,384	—	1,384	1,231	—	1,231

(Loss) income from continuing operations before income taxes	(101,431)	(59,958)	(41,473)	(29,865)	11,128	(40,993)
Benefit from (provision for) income taxes	28,773	(348)	29,121	(1,999)	4	(2,003)

(Loss) income from continuing operations	(72,658)	(60,306)	(12,352)	(31,864)	11,132	(42,996)
Discontinued operations:
Income from operations of discontinued businesses, net of tax	286	—	286	2,132	—	2,132
Gain on disposal of discontinued operations, net of tax	47,270	—	47,270	—	—	—

Income from discontinued operations	47,556	—	47,556	2,132	—	2,132

Net (loss) income	$(25,102)	$(60,306)	$35,204	$(29,732)	$11,132	$(40,864)

Net (loss) income per share—basic and diluted:
Continuing operations	$(1.89)	$(1.57)	$(0.32)	$(0.83)	$0.29	$(1.12)
Discontinued operations	1.23	—	1.23	0.06	—	0.06

Net (loss) income per share—basic and diluted	$(0.65)	$(1.57)	$0.91	$(0.77)	$0.29	$(1.06)

Weighted average common shares outstanding—basic	38,517,218	38,517,218	38,517,218	38,515,806	38,515,806	38,515,806

Weighted average common shares outstanding—diluted	38,517,218	38,517,218	38,517,218	38,515,806	38,515,806	38,515,806

Gross margin rate	26.61%		26.61%	27.87%		27.88%

Store operating, general and administrative expense rate	30.04%		27.60%	28.36%		28.85%

Depreciation and amortization	$63,383		$63,383	$58,016		$58,016

Reconciliation of GAAP cash flow measure to adjusted EBITDA:
Net cash used in operating activities			$(35,628)			$(24,418)
Net interest expense			16,999			18,585
Adjustments from GAAP earnings			60,306			(11,132)
Deferred income tax benefit (provision)			31,370			630
Working capital changes			47,336			43,292
Other non-current liabilities			8,448			14,223
Long lived assets / goodwill impairment charge			(60,082)			—
Other, net			(29,840)			(5,572)

Adjusted EBITDA			$38,909			$35,608

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 5—Adjustments to GAAP Earnings for the 40 Weeks Ended November 29, 2003 and November 30, 2002

(Unaudited)

(In thousands, except share amounts and store data)

	40 Weeks Ended November 29, 2003			40 Weeks Ended November 30, 2002
	GAAP Earnings	Adjustments to be (added) subtracted (See Schedule 3)	Earnings as Adjusted	GAAP Earnings	Adjustments to be (added) subtracted (See Schedule 3)	Earnings as Adjusted
Sales	$8,112,825	$—	$8,112,825	$7,731,733	$—	$7,731,733
Cost of merchandise sold	(5,918,669)	—	(5,918,669)	(5,546,634)	(1,263)	(5,545,371)

Gross margin	2,194,156	—	2,194,156	2,185,099	(1,263)	2,186,362
Store operating, general and administrative expense	(2,311,960)	(54,728)	(2,257,232)	(2,178,772)	5,158	(2,183,930)

(Loss) income from operations	(117,804)	(54,728)	(63,076)	6,327	3,895	2,432
Interest expense	(61,212)	—	(61,212)	(66,208)	—	(66,208)
Interest income	5,296	—	5,296	6,295	—	6,295

(Loss) income from continuing operations before income taxes	(173,720)	(54,728)	(118,992)	(53,586)	3,895	(57,481)
Benefit from (provision for) income taxes	23,625	(348)	23,973	(124,750)	(130,996)	6,246

Loss from continuing operations	(150,095)	(55,076)	(95,019)	(178,336)	(127,101)	(51,235)
Discontinued operations:
(Loss) income from operations of discontinued businesses, net of tax	(32,923)	—	(32,923)	5,795	—	5,795
Gain on disposal of discontinued operations, net of tax	94,506	—	94,506	—	—	—

Income from discontinued operations	61,583	—	61,583	5,795	—	5,795

Net loss	$(88,512)	$(55,076)	$(33,436)	$(172,541)	$(127,101)	$(45,440)

Net (loss) income per share—basic and diluted:
Continuing operations	$(3.90)	$(1.43)	$(2.47)	$(4.63)	$(3.30)	$(1.33)
Discontinued operations	1.60	—	1.60	0.15	—	0.15

Net loss per share—basic and diluted	$(2.30)	$(1.43)	$(0.87)	$(4.48)	$(3.30)	$(1.18)

Weighted average common shares outstanding—basic	38,516,489	38,516,489	38,516,489	38,488,514	38,488,514	38,488,514

Weighted average common shares outstanding—diluted	38,516,489	38,516,489	38,516,489	38,488,514	38,488,514	38,488,514

Gross margin rate	27.05%		27.05%	28.26%		28.28%

Store operating, general and administrative expense rate	28.50%		27.82%	28.18%		28.25%

Depreciation and amortization	$209,075		$209,075	$189,307		$189,307

Reconciliation of GAAP cash flow measure to adjusted EBITDA:		.
Net cash (used in) provided by operating activities			$(12,848)			$55,112
Net interest expense			55,916			59,913
Adjustments from GAAP earnings			55,076			127,101
Deferred income tax benefit (provision)			36,866			(146,079)
Working capital changes			39,256			58,053
Other non-current liabilities			56,369			69,088
Long lived assets / goodwill impairment charge			(60,082)			—
Other, net			(24,554)			(31,449)

Adjusted EBITDA			$145,999			$191,739

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 6—Condensed Balance Sheet Data

(Unaudited)

(In millions, except per share and store data)

	November 29, 2003	February 22, 2003
Cash and short-term investments	$216	$199
Other current assets	919	901

Total current assets	1,135	1,100

Property-net	1,501	1,609
Other assets	142	176

Total assets	$2,778	$2,885

Total current liabilities	$1,177	$1,091
Total non-current liabilities	1,145	1,296
Stockholders' equity	456	498

Total liabilities and stockholders' equity	$2,778	$2,885

Other Statistical Data

Total Debt and Capital Leases	$786	$926
Temporary Investments	74	78

Net Debt	$712	$848

Total Retail Square Footage (in thousands)	25,159	26,818

Book Value Per Share	$11.84	$12.93

	For the 40 weeks ended November 29, 2003	For the 40 weeks ended November 30, 2002
Capital Expenditures	$109	$182